Exhibit 99.1

HUTTIG REPORTS STRONG GROWTH IN FIRST QUARTER

SALES UP 24% AND EARNINGS INCREASED SUBSTANTIALLY

ST. LOUIS, MO, April 14, 2004 – Huttig Building Products, Inc. (NYSE:HBP), a leading national distributor of branded millwork, building and wood products, today announced strong growth in net sales and net income for the first quarter ended March 31, 2004. This marks the fourth straight quarterly gain in both sales and net income since management began implementing new operating strategies, focused principally on sales and marketing.

•	Net Sales Up 24% to $243 Million

•	Net Earnings Per Share of $0.14 vs. Net Loss Per Share of $0.25 Last Year

•	Sales to National Accounts Up 34%

For the three months ended March 31, 2004, net sales increased 24% to $243.1 million, from $196.5 million in the corresponding period last year. Net income improved to $2.7 million, or $0.14 per share, compared with a net loss of $5.0 million, or $0.25 net loss per share last year. The net loss last year included accruals and adjustments of $2.8 million, net of taxes, or $0.14 net loss per share, which primarily consisted of severance costs and allowances for customer and vendor related accounts. On a trailing 12-month basis through the period ended March 31, 2004, net income amounted to $11.1 million or $0.57 per share, as compared to a net loss of $3.3 million or a net loss per share of $0.16 in the trailing 12-month period ended March 31, 2003.

“The strong gains Huttig experienced this past quarter are the direct result of moving to a sales and customer service oriented culture, with strong customer and vendor relations, and away from a centralized organization by placing accountability and responsibility at the operational level,” said Michael A. Lupo, President and Chief Executive Officer. “While the strong residential building market certainly helped, Huttig’s overall performance exceeded industry growth, clearly reflecting the success of our strategies. We are confirming our recently revised earnings guidance range for the full year 2004 of $0.75 to $0.85 per share on sales of $970 to $980 million, compared with 2003 net income per share of $0.17 on sales of $909.3 million.”

Some of the strategic initiatives that the Company accomplished during the last 12 months include:

1.	Recruiting more than 50 new sales people and establishing a team focused on national accounts, which includes national and regional chains of pro-dealers and home improvement centers;

2.	Expanding Huttig’s product breadth and value-added service capabilities within existing markets;

3.	Expanding the Company’s geographic presence by entering new markets;

4.	Improving pricing controls to increase product line profitability; and

5.	Reducing corporate headquarters expense.

In the first quarter of 2004, sales of each product category exceeded sales in the same quarter of last year. Millwork sales increased 16% to $127.9 million, with doors up 16%, windows up 14%, and other products, including mouldings, columns and stairs, up 19%. Sales of building products increased 23% to $61.5 million, led by year-over-year increases in siding, decking, fasteners and connectors, railings, insulation, and housewrap. Wood products sales increased 46% to $53.7 million, led by year-over-year increases in engineered wood, lumber and panel products. The increase in sales of wood products is partially attributable to inflation in wood prices.

The Company’s wholesale operations increased sales by 24% to $213.3 million, as compared to $171.5 million in the year-ago quarter. All five wholesale regions achieved double-digit sales growth compared to the first quarter of 2003. Builder Resource first quarter sales increased 25% to $20.5 million, from $16.4 million last year. First quarter sales at American Pine Products, which manufactures and sells moulding products, were unchanged at $13.1 million, of which approximately one-third were sales to Huttig’s branches.

During the first quarter, gross profit improved 38%, to $48.4 million, and gross profit as a percentage of sales improved to 19.9%, compared with 17.9% last year. Operating expenses as a percentage of sales declined to 17.0%, from 20.3% a year ago. Operating profit was 2.2% of sales or $5.5 million, an improvement from a loss of $6.3 million last year.

The increase in operating working capital, which is comprised of inventory, trade accounts receivable and accounts payable, principally resulted from increased sales volume versus a year ago. While sales volume significantly increased, the Company further improved its days sales outstanding and inventory turns versus a year ago.

About Huttig

Huttig Building Products, Inc. (NYSE: HBP) is a distributor of building materials used principally in new residential construction and in home improvement, remodeling and repair work. Its products are distributed through 54 distribution centers serving 47 states and are sold primarily to building materials dealers, directly to professional builders and large contractors and to home centers, national buying groups and industrial and manufactured housing builders.

Forward Looking Statements

This press release may contain forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

CONTACT: Thomas S. McHugh, Chief Financial Officer of Huttig Building Products, Inc., at 314-216-2600.

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003

(UNAUDITED)

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	2004	2003
Net sales	$243.1	$196.5

Cost of sales	194.7	161.4
Operating expenses	41.3	39.8
Depreciation and amortization	1.6	1.6

Total costs of sales and operating expenses	237.6	202.8

Operating profit (loss)	5.5	(6.3)

Interest expense, net	(1.1)	(2.2)
Unrealized gain on derivatives	—	0.5

Total other expense, net	(1.1)	(1.7)

Income (loss) before income taxes	4.4	(8.0)
Provision (benefit) for income taxes	1.7	(3.0)

Net income (loss)	$2.7	$(5.0)

Net income (loss) per diluted share	$0.14	$(0.25)

Average Diluted Shares Outstanding (Thousands)	19,583	19,552

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN MILLIONS)

	March 31, 2004 (unaudited)	December 31, 2003
ASSETS
Cash	$2.4	$5.0
Trade Accounts Receivable and Inventory	203.8	150.5
Property, Plant and Equipment and Other Assets	66.5	70.5

	$272.7	$226.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts Payable	$80.8	$63.6
Accrued and Other Liabilities	25.6	26.7
Bank Debt	91.4	63.5

	197.8	153.8

Total Shareholders’ Equity	74.9	72.2

Total Liabilities and Shareholders’ Equity	$272.7	$226.0

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003

(UNAUDITED)

(IN MILLIONS)

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2.7	$(5.0)
Depreciation & amortization	1.8	1.8
Deferred income taxes	0.6	0.2
Unrealized gain on derivatives, net	—	(0.5)
Accrued postretirement benefits	(0.1)	(0.1)
Changes in operating assets and liabilities:
Trade accounts receivable	(33.7)	(16.8)
Inventories	(19.6)	(6.5)
Other current assets	2.2	(0.5)
Trade accounts payable	17.2	2.2
Accrued liabilities	(1.0)	1.0
Other	(0.1)	(0.1)

Total cash from operating activities	(30.0)	(24.3)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(0.1)	(1.0)

Total cash from investing activities	—	(1.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of capital lease obligations	(0.4)	(0.4)
Borrowings on revolving debt agreement, net	27.9	25.9
Proceeds from sale-leaseback of equipment	—	1.0

Total cash from financing activities	27.5	26.5

NET INCREASE (DECREASE) IN CASH	(2.5)	1.2
CASH, BEGINNING OF PERIOD	5.0	3.4

CASH, END OF PERIOD	$2.5	$4.6